As filed with the Securities and Exchange Commission on May 7, 2013
No. 333-174085

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3842	13-3419202
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Venture Plaza, Suite 350
Irvine, California 92618
(949) 387-2277
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian E. Stewart
President and Chief Executive Officer
2 Venture Plaza, Suite 350
Irvine, California 92618
(949) 387-2277
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Ben D. Orlanski, Esq.
Matthew S. O’Loughlin, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA 90064
(310) 312-4000
(310) 312-4224 Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained in this Registration Statement will be used as a combined prospectus in connection with this Registration Statement (No. 333-174085) and the Registrant’s Registration Statement on Form S-1 (No. 333-182481), which was initially filed on July 2, 2012 and became effective on July 16, 2012 (the “Additional Registration Statement”). This Registration Statement also constitutes Post-Effective Amendment No. 1 to the Additional Registration Statement. Such Post-Effective Amendment will become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

This Post-Effective Amendment is being filed to update certain information in the prospectus, including as a result of the registrant filing its Annual Report on Form 10-K for the year ended December 31, 2012.

The registration fee for the shares included in this Post-Effective Amendment was paid in connection with their original registration on the foregoing registration statements, and therefore no additional registration fee is being paid in connection herewith.  If securities previously registered under the Registrant’s foregoing Registration Statements are offered and sold before the effective date of this Post-Effective Amendment, the amount of previously registered securities so sold will not be included in the prospectus part of this Post-Effective Amendment.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2013

PROSPECTUS

26,470,170 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of Patient Safety Technologies, Inc. of up to 26,470,170 shares of common stock, par value $0.0001 per share. All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. These shares include 16,102,637 issued and outstanding shares of common stock, 8,492,533 shares of common stock issuable upon conversion of our issued and outstanding Series B Convertible Preferred Stock, or Series B Preferred Stock, and 1,875,000 shares of common stock underlying unexercised warrants to purchase common stock.

Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling stockholders to register for resale these shares of common stock.  The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, or any other stock exchange, market or trading facility on which our shares are traded, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at prices related to the prevailing market prices or at negotiated prices.

The selling stockholders may sell the common shares to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the common shares, or both. Additional information relating to the distribution of the common shares by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds from the selling stockholders from any exercise of their warrants made on a cash basis.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PSTX.” On May 3, 2013, the closing price of our common stock was $1.59 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 6 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated          , 2013

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and the adequacy of our funding. Other statements contained in this prospectus that are not historical facts are also forward-looking statements.  You can sometimes identify forward-looking statements by our use of forward-looking words like “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “seeks,” “predicts,” “potential,” or “continue” or the negative of these terms and other similar expressions and terminology.

We caution investors that any forward-looking statements presented in this prospectus, or that we may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, us. Although we believe that the plans, objectives, expectations and intentions reflected in or suggested by our forward-looking statements are reasonable, those statements are based only on the current beliefs and assumptions of our management and on information currently available to us and, therefore, they involve uncertainties and risks as to what may happen in the future.  Accordingly, we cannot guarantee that our plans, objectives, expectations or intentions will be achieved.  Our actual results, performance (financial or operating) or achievements could differ from those expressed in or implied by any forward-looking statement in this prospectus as a result of many known and unknown factors, many of which are beyond our ability to predict or control, and those differences may be material.  Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following:

●	our ability to successfully implement hospitals under contract but not yet implemented;

●	the early stage of adoption of our Safety-Sponge® System and the need to expand adoption of our Safety-Sponge® System;

●
the impact on our future revenue and cash flow from the Forward Order (described herein and in the documents incorporated herein by reference) and ordering patterns of our exclusive distributor, Cardinal Health;

●	our need for additional financing to support our business;

●	our reliance on third-party manufacturers, some of whom are sole-source suppliers, and on our exclusive distributor;

●	any inability to successfully protect our intellectual property portfolio; and

●	the impact on our revenues and financial position from managing our growth, including the initial costs typically associated with hospital implementations.

For further discussion of these and other factors see the sections in this prospectus entitled “Risk Factors” and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the documents incorporated into this prospectus by reference.  This prospectus and all other written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section.

Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans, objectives, expectations and intentions as of any subsequent date.  Although we may elect to update or revise forward-looking statements at some time in the future, we specifically disclaim any obligation to do so, even if our plans, objectives, expectations or intentions change.

ii

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about us that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” in this prospectus.

Before you invest in our securities, you should read carefully the registration statement (including the exhibits thereto) of which this prospectus forms a part, this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus or any accompanying prospectus supplement.  You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or by reference into this prospectus is accurate only as of their respective dates. The Company's business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “the registrant,” “we,” “us,” and “our” mean Patient Safety Technologies, Inc., a Delaware corporation, together with our consolidated subsidiary, SurgiCount Medical Inc., a California corporation, unless the context otherwise requires.

Unless otherwise indicated, all statements presented in this prospectus regarding the medical patient safety market, the market for our products, our market share, the cumulative number of Safety-Sponges® used and number of procedures in which the Safety-Sponge® System have been used are internal estimates only.

Safety-Sponge®, SurgiCounter™ and SurgiCount360™ (formerly called Citadel™), among others, are registered or unregistered trademarks of Patient Safety Technologies, Inc. (including its subsidiary).

iii

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 6 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference into this prospectus.

Our Company

Patient Safety Technologies, Inc. focuses on the development, marketing and sale of products designed to improve patient outcomes and reduce costs in the healthcare industry. We conduct our business through our wholly owned subsidiary, SurgiCount Medical, Inc., or SurgiCount. Our proprietary Safety-Sponge® System is a patented solution designed to eliminate one of the most common errors in surgery, retained surgical sponges, and the human and economic costs associated with this surgical mistake. The Safety-Sponge® System is comprised of a line of uniquely identified surgical sponges and towels and a turnkey hardware and software offering integrated to form a comprehensive accounting and documentation system. Over an estimated 150 million of our Safety-Sponges® have been successfully used in more than 7.1 million surgical procedures.

We sell our Safety-Sponge® System to hospitals through our direct sales force and by leveraging the sales and marketing capabilities of our distribution partners. Our proprietary line of surgical sponges and towels are manufactured for us by our exclusive manufacturer, A Plus International Inc. (“A Plus”), a leading, China-based manufacturer of disposable medical and surgical supplies. Our sponge and towel products are distributed through Cardinal Health, Inc., or Cardinal Health, who provides us sales, marketing and logistics support, and performs the fulfillment of our products to our end-user hospitals by both delivering our products directly to our end-user hospitals and when appropriate to alternative distributors. As of December 31, 2012, we had approximately 278 facilities using the Safety-Sponge® System, all of which are located in the U.S. Although not necessarily proportionally related to future revenue, growth in the number of hospitals using our products is a good indicator of our underlying business. Once implemented, the vast majority of our end-user hospitals use the Safety-Sponge® System across all of their relevant surgical and OB/GYN procedures.

            The U.S. patient safety market is a multi-billion dollar industry that includes a wide range of medical devices, technologies and equipment.  We estimate there are approximately 32 million surgical procedures performed annually in the U.S. in which our products can be used and that our average revenue per procedure opportunity is currently approximately $12 to $15 dollars, implying an immediate market opportunity in the U.S. for us of more than $450 million annually. In addition, we estimate that the total applicable procedures for our products outside the U.S. to be approximately two times those done domestically, bringing the worldwide market opportunity for us to be over $1.3 billion annually.

We believe that the U.S. healthcare industry is increasingly receptive to products like our Safety-Sponge® System that can enable providers to increase their standards of patient care and lower their costs. We believe drivers of this demand include growing evidence as to the clinical efficacy and cost effectiveness of products like ours, an increased focus by both federal and state level regulatory agencies to hold hospitals more accountable for preventable errors, increasing legal costs associated with these events and the underlying desire by providers to provide improved outcomes for their patients and protect their staff from the ramifications of these events.

Patient Safety Technologies, Inc. is a Delaware corporation that currently conducts its operations through a single, wholly-owned subsidiary, SurgiCount Medical, Inc., a California corporation.  Today our sole focus is providing hospitals with products focused on improving patient outcomes and reducing healthcare costs. We were incorporated on March 31, 1987 and from July 1987 through March 2005, operated as an investment company registered pursuant to the Investment Company Act of 1940, as amended.  In February 2005, we began operations in our current field, the medical patient safety market, through the acquisition of SurgiCount Medical, Inc., the developer of our proprietary Safety-Sponge® System, and in April 2005 changed our name from Franklin Capital Corporation to Patient Safety Technologies, Inc. to more appropriately reflect the focus of our operations.

Our principal executive offices are located at 2 Venture Plaza, Suite 350, Irvine, California 92618 and our telephone number is (949) 387-2277.  Our website is www.surgicountmedical.com. Information contained on our website is not deemed part of this prospectus.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 26,470,170 shares of our common stock.  These shares include 16,102,637 issued and outstanding shares of common stock, 8,492,533 shares of common stock issuable upon conversion of our issued and outstanding Series B Preferred Stock and 1,875,000 shares of common stock underlying unexercised warrants to purchase common stock (see “–Background”).  No shares are being offered for sale by us.

Common stock outstanding prior to offering	37,543,448 (1)

Common stock equivalents outstanding prior to offering	46,933,448(2)

Common stock offered by the selling stockholders	26,470,170 (3)

Common stock to be outstanding after the offering	47,910,981 (4)

Use of Proceeds	We will not receive any proceeds from the sale of the 26,470,170 shares of common stock offered by the selling stockholders under this prospectus.

However, we will receive up to $5,006,250 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their unexercised warrants to purchase 1,875,000 shares of common stock.

OTC Bulletin Board symbol	“PSTX”

(1)	As of March 31, 2013.

(2)
As of March 31, 2013.  Based on 37,543,448 outstanding shares of our common stock and 9,390,000 shares of common stock issuable upon conversion of our outstanding shares of Series B Preferred Stock (based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share).  The Series B Preferred Stock is convertible by the holder into shares of our common stock so long as the number of shares of our common stock “beneficially owned” (as defined in Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended) by the holder, its affiliates and any persons acting as a group with such holder or its affiliates, following such conversion, does not exceed 4.9% of our outstanding common stock (after giving effect to such conversion) (the “Beneficial Ownership Limitation”). Holders of our Series B Preferred Stock may, upon not less than 61 days’ prior notice, increase or decrease the Beneficial Ownership Limitation provided that such Beneficial Ownership Limitation in no event exceeds 9.9% of the shares of common stock outstanding immediately after giving effect to such conversion.

(3)
Includes 16,102,637 issued and outstanding shares of common stock, 8,492,533 shares of common stock issuable upon conversion of our Series B Preferred Stock (based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share) and 1,875,000 shares of common stock underlying unexercised warrants to purchase common stock at weighted average exercise price of $2.67.

(4)
Based on the number of shares of common stock outstanding as of March 31, 2013. Assumes (i) the full exercise of the unexercised warrants held by the selling stockholders as of March 31, 2013 to acquire 1,875,000 shares of common stock and that no other outstanding warrants and options are exercised and (ii) the conversion of shares of Series B Preferred Stock convertible into 8,492,533 shares of common stock held by the selling stockholders based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share.

Background

In connection with a private placement of our common stock that closed on May 18, 2012, or the May 2012 Private Placement, we entered into a registration rights agreement, or the 2012 Registration Rights Agreement, with the purchasers in the May 2012 Private Placement.  Pursuant to the 2012 Registration Rights Agreement, we agreed to file within 45 days of the closing date of the May 2012 Private Placement, a registration statement to register the shares of our common stock acquired by the purchasers in the May 2012 Private Placement together with any other shares of common stock held by the purchasers on such date and not previously registered by us.  In the May 2012 Private Placement, we raised $3.5 million through the issuance of 2,499,998 shares of our common stock at a selling price of $1.40 per share.  The shares of common stock sold in the May 2012 Private Placement shares were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the common stock in the May 2012 Private Placement was made without general solicitation or advertising and the shares were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

In connection with a private placement transaction that closed on March 29, 2011 and March 30, 2011, or the March 2011 Private Placement, we entered into an amended and restated registration rights agreement, or the 2011 Registration Rights Agreement, with certain stockholders.  Pursuant to the 2011 Registration Rights Agreement, we agreed to file within 45 days of the closing date of the March 2011 Private Placement, a registration statement to register the shares of our common stock acquired in the March 2011 Private Placement, shares of common stock convertible under Series B Preferred Stock acquired in a private placement transaction that closed on June 24, 2010, or the June 2010 Private Placement, and any other shares of our common stock held by the stockholders party to the 2011 Registration Rights Agreement as of March 28, 2011, in each case subject to certain exceptions.  In addition to the foregoing mandatory registration, we also granted demand and “piggyback” registration rights.  In the March 2011 Private Placement, we raised $7.1 million through the issuance of 9.489 million shares of our common stock at a selling price of $0.75 per share.  The shares of common stock sold in the March 2011 Private Placement shares were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the common stock in the March 2011 Private Placement was made without general solicitation or advertising and the shares were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

In connection with a private placement that initially closed on June 24, 2010, or the June 2010 Private Placement, we raised $6.1 million through the issuance of 60,500 shares of our Series B Preferred Stock, par value $1.00 per share and a $100 stated value per share (of which 500 shares of our Series B Preferred Stock were issued on December 6, 2010).  As of the date of this prospectus, those 60,500 shares of our Series B Preferred Stock, plus an additional 3,194 shares of Series B Preferred Stock subsequently issued as “pay in kind dividends,” are convertible into 8,492,533 shares of our common stock.  The shares of Series B Preferred Stock sold in the June 2010 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the Series B Preferred Stock in the June 2010 Private Placement was made without general solicitation or advertising and were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

On November 19, 2009, in connection with the execution of our new supply and distribution agreement with Cardinal Health (see “Business—Customers and Distribution—Cardinal Health – Exclusive U.S. Distributor” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012), we issued to Cardinal Health warrants to purchase 1,250,000 shares of our common stock at $2 per share and 625,000 shares of our common stock at $4 per share pursuant to a Warrant Purchase Agreement dated effective November 19, 2009.  The warrants have a term of five-years, but are subject to early expiration in certain circumstances.  The warrants issued to Cardinal Health were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the common stock was made without general solicitation or advertising.  The warrants were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On July 29, 2009, we issued an aggregate 5.4 million shares of our common stock in the first closing of two private placements, or the July 2009 Private Placements, to accredited investors who were holders of warrants to purchase shares of our common stock.  Warrant holders could tender their warrants for shares of our common stock pursuant to the Exchange Agreement dated as of July 29, 2009 (the “Exchange Agreement”) or acquire additional shares of our common stock at a price per share of $0.86 pursuant to the purchase agreement dated as of July 29, 2009 in exchange for their warrants for shares of our common stock and cash.  Holders not making a cash investment tendered warrants to purchase an aggregate 1.6 million shares of our common stock in exchange for an aggregate 597 thousand shares of our common stock pursuant to the Exchange Agreement. Holders who elected to make a cash investment tendered warrants to purchase an aggregate 4.8 million shares of our common stock and an aggregate $1.5 million in cash, and received an aggregate 4.8 million shares of our common stock pursuant to the purchase agreement.

On September 18, 2009, we issued an aggregate 587 thousand shares of our common stock in the second and final closing of the July 2009 Private Placements to accredited investors who were holders of warrants to purchase shares of our common stock.  Warrant holders could tender their warrants for shares of our common stock pursuant to the Exchange Agreement or acquire additional shares of our common stock at a price per share of $0.86 pursuant to the purchase agreement in exchange for their warrants to purchase our common stock and cash.  Holders not making a cash investment tendered warrants to purchase an aggregate 59 thousand shares of our common stock in exchange for an aggregate 20 thousand shares of our common stock pursuant to the Exchange Agreement. Holders who elected to make a cash investment tendered warrants to purchase an aggregate 567 thousand shares of our common stock and an aggregate $195 thousand in cash, and received an aggregate 567 thousand shares of our common stock pursuant to the purchase agreement.

The shares issued in the July 2009 Private Placements were issued in reliance on Section 4(2) of the Securities Act.

During August 1, 2008 we entered into subscription agreements with several accredited investors in a private placement transaction, or the August 2008 Private Placement, and issued and sold on multiple closing dates an aggregate of 2.0 million shares of our common stock at $1.25 per share and warrants to purchase an additional 1.3 million shares of our common stock.  The warrants are exercisable for a period of five years at an exercise price equal to $1.40.  These securities issued in the August 2008 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On May 27, 2008 and June 19, 2008, we entered into subscription agreements with several accredited investors in a private placement, or the May 2008 Private Placement, and issued and sold to an aggregate of 2.1 million shares of our per share common stock at $1.25 and warrants to purchase an additional 1.3 million shares of our common stock.  The warrants are exercisable for a period of five years at an exercise price equal to $1.40.  These securities issued in the May 2008 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On October 17, 2007, we entered into a securities purchase agreement with Francis Capital Management, LLC, or Francis Capital, or the October 2007 Private Placement, pursuant to which we sold an aggregate of 1,272,000 shares of our common stock and issued warrants to purchase an additional 763,000 shares of its common stock. The warrants are exercisable for a period of five years at an exercise price equal to $1.40 per share.  We received gross proceeds of $1,500,000 in cash and the extinguishment of $90,000 in existing debt owed by us to Francis Capital.  These securities issued in the October 2007 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities was made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On January 29, 2007, we entered into a subscription agreement with A Plus, or the January 2007 Private Placement, pursuant to which we sold 800,000 shares of our common stock at $1.25 per share and issued warrants to purchase an additional 300,000 shares of our common stock. The warrants are exercisable for a period of five years at an exercise price equal to $2.00 per share.  These securities issued in the January 2007 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

Plan of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the OTC  Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus supplement. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 23.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Potential investors should consider carefully the risks and uncertainties described below together with all other information contained in this prospectus before making investment decisions with respect to our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and our future growth prospects would be materially and adversely affected. Under these circumstances, the trading price and value of our common stock could decline resulting in a loss of all or part of your investment. The risks and uncertainties described in this prospectus are not the only ones facing our Company. Additional risks and uncertainties of which we are not presently aware, or that we currently consider immaterial, may also affect our business operations.

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” in this prospectus and “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and other sections in the documents incorporated by reference in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Risks Related to Our Business

We have a history of losses, expect future losses and cannot assure you that we will remain consistently profitable or generate consistent positive cash from operations.

Historically, the Company has incurred significant losses and has had negative cash flows from our operations. While we saw a significant improvement in the business results during for the year ended December 31, 2012 and 2011, our accumulated deficit was $61.7 million because of losses generated throughout the Company’s history.  While the Company generated its first reported operating profit since the Company’s ownership of SurgiCount Medical in the third quarter of 2010, continued improved results at this level or better depends on continued customer acceptance and sales growth of our Safety-Sponge® System, managing our expenses in relative proportion to gross profits generated, and having the ability to raise capital to support our growth and future investment in technology development. In addition, as we work to expand adoption of our Safety-Sponge® System, because of how our sales cycle works (see “Business - Customers and Distribution” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012), our cash outlays typically increase before we begin to generate cash from selling to new customers.  During the years ended December 31, 2012 and 2011, we had revenues of $17.6 million and $9.5 million respectively.  During 2011 our reported revenues included $1.1 million of Forward Order related sales to Cardinal Health, our exclusive distributor, in accordance with the terms of our exclusive distributor arrangement (see “Management Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Future Results—Cardinal Health Supply Agreement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012) there was no revenue earned from the Forward Order during 2012. The $1.1 million of Forward Order revenue during 2011 represented the final sales under the Forward Order arrangement with Cardinal Health. If we are not successful in generating sufficient growth in revenues from sales of products used in our Safety-Sponge® System or we are unable to obtain sufficient capital to fund our efforts to further develop our technology and expand adoption of our Safety-Sponge® System, there can be no assurance that we will be able to maintain adequate liquidity to allow us to continue to operate our business or prevent the possible impairment of our assets.  If this were to occur, investors could be at risk of losing all or part of their investment in our company.

We may need additional financing to maintain and expand our business, and such financing may not be available on favorable terms or not available at all.

While results initially achieved for the fiscal years ended 2011 and 2012 suggest that our current level of revenues from the sales of products used in our Safety-Sponge® System may be sufficient to generate cash flow from operations, we have historically had to finance our negative cash flow from operating activities through additional cash proceeds from the sale of debt and equity securities.  We believe that our existing sources of liquidity, which included $7.1 million of proceeds at the closing of a private placement on March 29 and 30, 2011 and $3.5 million of proceeds at the closing of a private placement on May 18, 2012 (see Note 9 to our consolidated financial statements in our Annual Report for the fiscal year ended December 31, 2012), along with our actual cash flows from operations during 2012 and expected cash flows from operations during 2013, are expected to be sufficient to meet our operating and capital requirements through at least the next 12 months.  However, if projected cash flows from operations are not achieved as planned, or if capital requirements needed to fund growth of our business exceed available cash balances, additional debt or equity financing may be required. At present we do not have any bank credit, and have historically relied upon selling equity to investors to raise cash.  If additional debt or equity financing were to be raised in the future, it could require us to grant lenders a security interest in all or a portion of our assets and or to issue warrants to acquire our equity securities, resulting in dilution to our stockholders.  In addition, any such debt financing could involve restrictive covenants, including limitations on our ability to incur additional debt, limitations on our ability to acquire or assign intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If additional equity financing is raised in the future, it would dilute our current shareholder’s holdings in our company.

Future additional funding may not be available on acceptable terms, or at all. If we are unable to raise additional capital when required or on acceptable terms, there can be no assurance that we will be able to maintain adequate liquidity to allow us to continue to operate our business, or prevent the possible impairment of our assets. If this were to occur, investors could lose all or part of their investment in our company.

Growth of our business is critical to our success.  However, failure to properly manage our potential growth would be detrimental to our business.

We need to grow our business and expand adoption of our Safety-Sponge® System to succeed.  However, substantial growth in our operations will place a significant strain on our existing resources available (including cash) and increase demands on our management, our operational and administrative systems and controls.  In addition, because of how our sales cycle typically works (see “Business - Customers and Distribution” in our Annual Report for the fiscal year ended December 31, 2012), any growth in our customer base typically requires the investment of a significant amount of cash and resources prior to generating any cash from such customers.  There can be no assurance that our existing personnel, systems, procedures or controls or available financial resources will be adequate to support our growth in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy.   While we have made significant progress during the last year and a half, we need to continually implement and maintain our operational and financial systems, policies, procedures and controls to expand, train and manage our employee base.  We will also need to continue to attract, retain and integrate qualified personnel in all areas of our business. We cannot guarantee that we will be able to do so, or that if we are able to do so, we cannot guarantee we will be able to successfully integrate these changes into our existing operations.  Failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Cardinal Health’s right to use any excess inventory it holds to partially meet customer demand beginning in January of 2014 could have a material negative impact to our revenues and cash flows.

In January 2013, Cardinal Health and the Company signed the second amendment to the Supply and Distribution agreement or the “Second Amendment”. The Second Amendment changed a number of terms under the Supply and Distribution Agreement and the First Amendment including but not limited to adding certain provisions regarding target inventory levels of the Company’s products held by Cardinal Health, and extending the termination date of the Supply and Distribution Agreement from December 31, 2015 to December 31, 2016.  Under the terms of the Second Amendment, Cardinal Health is required to maintain any inventory in excess of set target inventory levels up through to December 31, 2013, and the Company agrees to pay a monthly fee to Cardinal Health throughout 2013 based on the amount of any excess inventory held each month by Cardinal Health.  The Company will continue to have the right to buy back any such excess inventory from Cardinal Health at any time. Beginning January 1, 2014, Cardinal Health may use any remaining excess inventory to partially meet customer demand according to a formula set forth in the First Amendment which limits their use of any excess inventory over a 12 month time period.  Should there be any excess inventory during 2014, the Company will continue to pay Cardinal Health a monthly fee on the excess inventory up through to December 31, 2014, and if there is any excess inventory held by Cardinal Health after December 31, 2014, Cardinal Health will have the right to use that excess inventory to meet customer demand of the Company’s products.  Management currently estimates that any fees paid to Cardinal Health under the Second Amendment will not have a material impact on the Company’s financial results (currently estimated to range from 1% to 3% of reported revenue for the Company during the years 2013 and 2014), and that any additional growth the Company experiences during 2013 and 2014 will minimize the impact of any fees paid.  Additionally, the Second Amendment provides that the Supply and Distribution Agreement is terminable by Cardinal Health upon a change of control of the Company.

Should Cardinal Health have any excess inventory on the date that, in accordance with the arrangement described immediately above, Cardinal Health can start releasing Forward Order inventory, and should Cardinal Health begin selling the excess inventory it holds to partially meet customer demand, our reported revenues and cash flows could be negatively affected. The magnitude of this negative impact on our 2014 revenue and cash flows will depend on a number of factors, including but not limited to the amount of excess inventory Cardinal Health actually has on hand in 2013, whether the Company chooses to purchase some or all of this excess inventory, and our actual sales growth rates.  Actual future sales will depend on a number of factors, including but not limited to actual end-user demand and Cardinal Health’s estimates of what inventory levels it needs to meet that demand. Management has no immediate plans to repurchase Cardinal Health’s excess inventory. However we will consider this option should an appropriate opportunity arise. While we have not provided any estimates of what we expect  future sales growth to be, in order to prevent a significant negative impact to our  future revenue by Cardinal Health’s release of Forward Order inventory, (i) we would need to experience substantial growth in the number of hospitals using our products, (ii) we would need to buyback any excess inventory from Cardinal Health, or (iii) Cardinal Health would need to decide not to use its excess inventory to partially meet customer demand.  If we were to buyback excess inventory from Cardinal Health, this also could have a significant negative impact on our earnings, financial position and our liquidity.

Revenues are subject to significant variation due to Cardinal Health’s ordering patterns, and expectations of the size and timing of new customer hospital implementations.

Our exclusive distribution agreement with Cardinal Health results in all of our current revenues coming from orders placed by Cardinal Health.  Cardinal Health has discretion in the timing and quantities with the orders they place, subject only to the limits contained in our agreements with them. In addition, the actual end user hospital market revenue for our products in the U.S., Canada and Puerto Rico is approximately 25% higher than our related reported revenues, because we pay Cardinal Health commissions averaging approximately 20%. As a result, our revenues may not necessarily correlate with the actual growth of our underlying customer base.  In addition, our revenue can be materially impacted by the size of new customer hospital systems being implemented and the expected timing of those implementations by our distribution partners and us.  Size of hospital systems connotes the number of actual hospitals that are a part of the hospital system and the number of surgical procedures that are performed at each hospital.  The decision process that our distribution partner Cardinal Health uses in determining when to place orders is complex and subject to significant judgment.  If those judgments prove incorrect, or inconsistent with our business needs or expectations, our revenues may be materially adversely impacted.   For example, some of the factors that go into these judgments include, but are not limited to: (i) the size of some new pending and possible customers, (ii) the distribution agreements new pending and possible hospital customers have with their distribution partners, (iii) the multiple formats our products need to be available in (Single Sterile and Bulk Non Sterile), and (iv) the location of the manufacturing facilities of our China based manufacturing partner and the lead times needed in manufacturing our products. Although growth in the number of hospitals is a relevant general indicator of growth in our business and customer acceptance of our products, it is not necessarily proportional to revenue because of the factors that impact revenue growth, including the number of actual customers represented by the hospitals using our products, the number of procedures such hospitals actually perform, the timing of orders of our products and the other factors described in this prospectus.

Cost containment measures implemented by hospitals could adversely affect our ability to successfully market our Safety-Sponge® System, which would have a material adverse effect on our business.

The economic downturn in the U.S. during the last few years has increased the focus of many of our current and potential customers on implementing cost containment measures.  Cost containment measures instituted by healthcare providers could negatively affect our efforts to expand adoption of our Safety-Sponge® System, which would have a have a material adverse effect on our business, prospects, financial condition and results of operations.

Global financial conditions may negatively impact our business, results of operations, financial condition and or liquidity.

Continued or further deterioration or volatility in general economic and financial market conditions could materially adversely affect our business, financial condition and results of operations.  Specifically, the impact of these volatile and negative conditions may include decreased demand for our products and services, decreased ability to accurately forecast future product trends and demand, a negative impact on our ability to timely collect receivables from our customers, a negative impact on our sole supplier’s ability to provide us with product inventory, and a negative impact on our access to the capital markets.

Although we do not manufacture the products for our Safety-Sponge® System, if one of our products proves to be defective or is misused by a health care practitioner, we may be subject to potential product liability risks, among others, which may not be covered by insurance, and could adversely affect our reputation, profitability and liquidity.

Although we do not manufacture the sponges, towels and scanner equipment used in our Safety-Sponge® System, a defect in the design or manufacture of our sponges, towels or scanner equipment could have a material adverse effect on our reputation in the industry and subject us to claims of liability for injuries and otherwise.  Misuse of our products by a practitioner that results in an injury could also subject us to liability.   The nature of our business exposes us to potential product liability risks, which are inherent in the design, manufacture and distribution of medical products and systems, as well as the clinical use, manufacturing, marketing and use of our Safety-Sponge® System.  Even though the Company carries what management believes to be adequate product liability insurance coverage, this insurance coverage may not be adequate to cover all risks and continuing insurance coverage may not continue to be available at an acceptable cost, if at all.   In addition, we are exposed to the risks under our indemnification program, where if our Safety-Sponge® System is used properly but does not prevent the unintentional retention of one of our surgical sponges or towels.  If we are required to indemnify customers for a significant number of events, our insurance may not cover the entire cost.  Regardless of merit or eventual outcome, product liability claims or a high number of indemnifiable events could result in decreased demand for our products, injury to our reputation and loss of revenues.   A substantial underinsured loss or product recall could have a material adverse effect on our financial condition, results of operations and cash flows.  Furthermore, any impairment of our reputation could have a material adverse effect on our revenues and prospects for future business.

 Our future reported financial results could be adversely impacted by impairments or other charges to our intangible assets.

As of December 31, 2012, we had goodwill of $1.8 million and other intangible assets of $2.1 million (or 9% and 11%, respectively of our total assets at year end). We are required to test goodwill and other intangible assets to determine whether there has been any impairment on an annual, or an interim basis if certain events occur or circumstances change that may result in reducing the carrying value of our goodwill or our intangible assets (see “Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012). If circumstances change such that we are required to take an impairment charge, the amount of such annual or interim impairment charge could be significant and could have a material adverse effect on our financial condition and results of operations.

We have limited sales and marketing experience and in-house resources, and our failure to build and manage our sales efforts, or failure to market our products effectively could negatively affect our ability to grow our revenues and implement our growth strategy.

We currently have limited sales and marketing resources and experience in-house.  We rely on a number of outside consultants and our distribution partners to complement our full-time employees who focus on these areas.  If we do not select and work with our outside consultants effectively, or our distribution partners fail to provide adequate sales and marketing support, it could have a material adverse effect on our financial condition and results of operations.  Additionally, no assurance can be given that we will be able hire additional sales or marketing personnel, or outside consultants, with the necessary skill and experience, or that we will be able to train such individuals properly, any of which could have a material adverse event on our growth, financial condition and results of operations.

As all sales personnel are employees at will, no assurance can be given that some or all of them will not seek employment on better terms for themselves elsewhere or, in such event, that we will be able to retain replacement sales personnel with appropriate skills and experience. Our failure to retain our current sales personnel could have a material adverse effect on our revenue, financial condition and results of operations.

If competitors become well capitalized, or we are not able to offer and/or supply our solution to customers, our market growth could be negatively impacted.

The market place in which we compete in has many smaller competitors that we do not consider to be a significant threat to our market growth because we believe that those companies are not well capitalized. Should one or more of these competitors become well capitalized or should our estimates of their capitalization prove incorrect, we could experience significant competition in our market place. We also believe that customers in our markets display a significant amount of loyalty to their hospital distributors, and to the extent we are not able to offer and/or supply our patented solution to eliminate retained surgical sponges and towels, customers may elect to buy the different solutions available from our competitors. These factors could cause our competitive position to suffer which could have a material adverse effect on our pricing, revenue, financial condition and results of operations.

The company has significant related party transactions with its exclusive manufacturer, A Plus.   Wayne Lin, founder and significant shareholder of A Plus is also a significant shareholder and a member of the board of directors of the Company.  There are risks that having significant related party transactions may result in not having terms that are arm’s length or unfair to the company, even though we have company policy over related party transactions that requires the involvement of our executive team and board of directors to review and approve such related party transactions on an ongoing basis.

From time to time we have engaged into transactions with related parties, including the purchase from or sale to of products and services from related parties, where these related parties were paid in cash and or company stock. We have policies and procedures in place that require the pre-approval of related party transactions, including loans with any related parties.  Notwithstanding these policies, we cannot assure that in every historical instance that the terms of the transactions with past related parties were on terms as fair as we might have received from or extended to third parties. Related party transactions in general have a higher potential for conflicts of interest than independent third-party transactions, and having related party transactions could result in potential significant losses to our company and could impair investor confidence, adversely affecting our business reputation and our stock price. See “Related Party Transactions” in Note 12 in our financial statements for a discussion of our relationship with A Plus in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Any failure in our customer education and training efforts could negatively affect our efforts to expand adoption of our Safety-Sponge® System and our financial condition and results of operations.

It is important to the success of our sales efforts that our clinical support staff properly educates operating room nurses and staff in the techniques of using our Safety-Sponge® System.  Such training and education is a key component of our sales process (see “Business—Sales and Clinical Support” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012).  Positive results using our Safety-Sponge® System are highly dependent upon proper training and education.  If our Safety-Sponge® System is used sub-optimally or improperly, such use may contribute to unsatisfactory patient outcomes or failure to prevent one of our products from being unintentionally retained inside a patient.  This could give rise to negative publicity or lawsuits against us, any of which could have a material adverse effect on our reputation as a medical device company, and on our revenue, financial condition and results of operations.

Our reliance on third parties for the supply and distribution of, and on proper training of hospital personnel in the use of, the surgical sponge and towel products used in our Safety-Sponge® System exposes us to risk of lack of quality control, which could harm our reputation and have a material adverse effect on our reputation as a medical device company, and on our financial condition and results of operations.

Our Safety-Sponge® System is dependent on proper technique, including the proper handling and use of the scanner device, surgical sponges and towel products used therein.  There are a number of third parties that handle such products in our supply and distribution chain, as well as at the hospitals who have adopted our Safety-Sponge® System, over which and whom we have no control.  Although we have put in place contractual arrangements to ensure quality control in the supply and distribution chain, and although we engage in extensive training and provide clinical support to ensure proper technique and use or our products by our hospital customers, we cannot guarantee that such third parties will not mishandle or misuse the scanner, surgical sponges and towel products used in our Safety-Sponge® System.  Because we are not directly involved in the supply and distribution of our products (see “Business– Customers and Distribution – Cardinal Health – Exclusive U.S. Distributor” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012), we may not be aware of quality control issues that arise by our hospital customers.  Moreover, we might not be aware of improper handling techniques at our hospital customers.  If such quality control issues arise and we are not able to promptly remedy them, it could harm our reputation and have a material adverse effect on our revenue, financial condition or results of operations.

We rely on a sole supplier for manufacture of the surgical sponges and towels used in our Safety-Sponge® System.

We have an exclusive supply arrangement with A Plus for the manufacture of the surgical sponge and towel products used in our Safety-Sponge® System (see “Business - Manufacturing” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012).  While we believe our relationship with A Plus is on good terms, we cannot assure you that we will be able to maintain our relationship with A Plus or that A Plus will be able to continue manufacturing adequate supplies of our products in the future.  In addition, A Plus is considered to be a related party of the Company, as described above.  While we believe that we could find alternative suppliers, in the event that A Plus fails to meet our needs, a change in suppliers or any significant delay in our ability to supply products for resale would have a material adverse effect on our delivery schedules, which could have a material adverse effect on our reputation, revenue, financial condition and results of operations.

A primary component of our disposable sponges and towels is cotton and those products are currently manufactured for us primarily in China.  Accordingly, we are exposed to risks associated to the supply of cotton, the price of cotton, the cost of labor in China and the Yuan/US Dollar currency exchange rates.

Our exclusive supply agreement with A Plus for the manufacture of our surgical sponge and towel products allow for annual cost increases if there are significant increases in a certain cotton index, or significant changes in the Yuan/Dollar exchange rate. Cotton prices increased significantly during 2010, and the labor costs in the area of China where the manufacturing plant of our sponges and towels is located increased significantly in both 2010 and 2011. Because of this, we have received reasonable cost increases by A Plus in both 2011 and 2012.  However if there continues to be significant price increases for cotton, local labor and or significant changes in the Yuan exchange rates, these could have a material impact on our product cost, causing potentially a negative impact on our revenue should we raise prices accordingly, and or a negative impact on our results of operations from lower profitability if we don’t raise our prices. Additionally with A Plus operating out of the People’s Republic of China, we cannot assure that the Chinese government will not alter its policies to further restrict foreign participation in businesses operating in China, there is also no assurance that the Chinese government will continue to pursue its current economic reform policies, or that it will not significantly alter these policies from time to time without notice, making the future direction of these economic reforms is uncertain.

We rely on a number of third parties in the execution of our business plan.  If such third parties do not perform as agreed, or relations with such third parties are not good, it could harm our reputation and disrupt our business, which could have a material and adverse effect on our revenue, financial condition and results of operations.

We rely on a number of third parties in the execution of our business plan.  Examples include contracting for nurses to support clinical trials and new customer implementations, technology experts to assist the software maintenance and development of our software applications, and various consultants to support our marketing, accounting and other functions. We also have an exclusive manufacturing arrangement with A Plus (see above) and have an exclusive distribution arrangement with Cardinal Health for the distribution of disposable sponge and towel products used in our Safety-Sponge® System (see “Business - Customers and Distribution - Cardinal Health - Exclusive U.S. Distributor” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012).  Although we believe that our relationships with all of the third-parties we work with are good, if such third parties fail to honor their contract obligations or the relationships deteriorate, it could lead to disruptions in our business while we negotiate replacement agreements and find other suppliers or distributors for our products.  In addition, there is no guarantee that we would be able to negotiate a distribution agreement with a contract party comparable to Cardinal Health, or be able to obtain comparable contract provisions in terms of pricing and quality control.  These disruptions, or inability to effectively distribute our products, could harm our reputation and customer relationships, which could have a material adverse effect on our revenue, financial condition and results of operations.

We intend to pursue opportunities for further expansion of our business through strategic alliances, joint ventures and or acquisitions.  Future strategic alliances, joint ventures and or acquisitions may require significant resources and could result in significant unanticipated costs or liabilities to us.

Over the next few years we intend to pursue opportunities for further expansion of our business through strategic alliances, joint ventures and or acquisitions.  Any future strategic alliances, joint ventures and or acquisitions will depend on our ability to identify suitable partners or acquisition candidates, negotiate acceptable terms for such transactions and obtain financing if necessary.  We also could face competition for suitable acquisition candidates that may increase our costs.  Acquisitions or other investments require significant management attention, which may be diverted from our other operations.  Any future acquisitions could also expose us to unanticipated liabilities.  If we engage in strategic acquisitions, we may experience significant costs and difficult assimilating operations or personnel, which could impact our future growth.

If we make any acquisitions, we could have difficulty assimilating operations, technologies and products, or integrating and retaining personnel of acquired companies.  In addition, acquisitions may involve entering markets in which we have no or limited prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses.  In addition, pursuing acquisition opportunities could divert our management’s attention from our ongoing business operations and result in decreased operating performance.  Moreover, our profitability may suffer because of acquisition related costs or amortization of intangible assets.  Furthermore, we may have to incur debt or issue equity securities in future acquisitions, with the issuance of equity securities diluting our existing stockholders.

We depend on our executive officers and key personnel to implement our business strategy and could be harmed by the loss of their services.  In addition, competition for qualified personnel is intense.

We believe that our growth and future success will depend in large part upon the knowledge, skills experience of our executive team.  In particular, our success depends in part upon the continued service and performance of Brian E. Stewart, our President and Chief Executive Officer, and David C. Dreyer, our Chief Financial Officer and Secretary.  Although we have employment agreements with Mr. Stewart and Mr. Dreyer, the loss of the services of one or both of these executive officers would adversely affect our ability to implement our business and growth strategy.

We cannot assure investors that we will be able to retain our existing key personnel or to attract additional qualified personnel.  In addition, we do not have key-person life insurance on any of our employees. The loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business.

We have experienced historical turnover in our chief executive officer position and board of directors, and if we continue to have frequent executive turnover, we may have difficulty implementing our business plan and growth strategy.

From January 2007 to the present, we have had six different Chief Executive Officers, and in June 2010, five of our directors resigned. Our history of management and director turnover, combined with the large losses reported by us under the leadership of our previous executives, may raise concern as to the stability of management and our board of directors. Such instability has made it difficult to implement our business plan and strategy in the past, and any continued instability will affect our ability to implement our business plan and growth strategy in the future.

Risks Related to Our Industry

Our success is dependent on intellectual property rights held by us, and our business will be adversely affected if we are unable to protect these rights.

Our success depends, in part, on our ability to maintain and defend our patents protecting the technology in our proprietary Safety-Sponge® System.  However, we cannot guarantee that the technologies and processes covered by our patents will not be found to be obvious or substantially similar to prior work, which could render these patents unenforceable.  If we are not able to successfully protect and defend our intellectual property, it could have a material adverse effect on our business, revenue, financial condition and results of operations.

Defending against intellectual property infringement claims could be time-consuming and expensive, and if we are not successful, could cause substantial expenses and disrupt our business.

We cannot be sure that the products and technologies used in our business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject in the ordinary course of our business to legal proceedings and claims relating to the intellectual property or derivative rights of others. Any legal action against us claiming damages or seeking to enjoin commercial activities relating to the affected products or our methods or processes could:

●
require us, or our collaborators, to obtain a license to continue to use, manufacture or market the affected products, methods or processes, and such a license may not be available on commercially reasonable terms, if at all;

●	prevent us from making, using or selling the subject matter claimed in patents held by others and subject us to potential liability for damages;

●	consume a substantial portion of our managerial and financial resources; or

●	result in litigation or administrative proceedings that may be costly or not covered by our insurance policies, whether we win or lose.

If any of the foregoing were to occur, it could have a material adverse effect on our financial condition and results of operations.

We may not be able to protect our intellectual property rights outside the United States.

Intellectual property laws outside the United States are uncertain and in many countries are currently undergoing review and revision. While we do not sell our products outside the U.S. currently, it is a part of our growth strategy to expand into foreign markets.  The laws of some countries do not protect our intellectual property rights to the same extent as laws in the United States. The intellectual property rights we enjoy in one country or jurisdiction may be rejected in other countries or jurisdictions, or, if recognized there, the rights may be significantly diluted.  It may be necessary or useful for us to participate in proceedings to determine the validity of our foreign intellectual property rights, or those of our competitors, which could result in substantial cost and divert our resources, efforts and attention from other aspects of our business.  If we are unable to defend our intellectual property rights internationally, it could limit our ability to execute a growth strategy to expand into foreign markets that could materially and adversely affect our revenue, financial condition and results of operations.

Our business is subject to extensive regulation and we need FDA clearances and approval to distribute and market our products.

Components of our Safety-Sponge® System are considered to be a medical device and are subject to extensive regulation.  Although we believe that we are in compliance with all material applicable regulations, current regulations depend heavily on administrative interpretation. We are also subject to periodic inspections by the FDA and other third party regulatory groups, as is our exclusive manufacturer, A Plus.  Future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, could vary from current interpretations and may adversely affect our business.

Laws and regulations regarding the design, development, manufacture, labeling, distribution and sale of medical devices are subject to future changes, as are administrative interpretations of regulatory requirements.  Failure to comply with applicable laws or regulations would subject us to enforcement actions, including, but not limited to, product seizures, injunctions, recalls, possible withdrawal of product clearances, civil penalties and criminal prosecutions, all of which could have a material adverse effect on our revenue, financial condition and results of operations.

If we fail to comply with applicable healthcare regulations that include the potential for substantial penalties, our business, operations and financial condition could be adversely affected as a result.

Certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patient’s rights may be applicable to our business and may have a negative impact on our business beyond our control, including subjecting us to burdensome compliance obligations.  The laws that may affect our operations include:

●
The federal healthcare program Anti-Kickback Statute, which prohibits, among other things, soliciting, receiving or providing remuneration, directly or indirectly, to induce (i) the referral of an individual, for an item or service, or (ii) the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

●
The federal Health Insurance Portability and Accountability Act of 1996, or HIPPA, which prohibits executing a scheme to defraud any healthcare benefit program or make false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

●
State law equivalents of each of the above federal laws, such as anti-kickback and false claim laws that may apply to items or services reimbursed by any third party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ in significant ways from state to state and often are not preempted by HIPPA, thus complicating compliance efforts.

Additionally, the compliance environment is changing, with more states, such as California and Massachusetts, mandating implementation of compliance programs, compliance with industry ethic codes, and spending limits, and other states, such as Vermont, Maine, Minnesota, requiring reporting to state government of gifts, compensation and other remuneration to physicians.  Federal legislation, the Physician Payments Sunshine Act of 2009, has been proposed and is moving forward in Congress.  This legislation would require disclosure to the federal government of payments to physicians.  These laws all provide for penalties for non-compliance.  The shifting regulatory environment, along with the requirement to comply with multiple jurisdictions with differences in compliance and reporting requirements, increases the possibility that a company may unintentionally run afoul of one or more laws.

If operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations.  Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results.  Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business.  Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Recently adopted healthcare reform legislation may adversely affect our business.

The U.S. healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences.    On March 23, 2010, healthcare reform legislation (the “Healthcare Legislation”) was approved by Congress and has been signed into law that seeks to, among other things, increase access to healthcare for the uninsured and control the escalation of healthcare expenditures within the economy.  This legislation has only recently been enacted and requires the adoption of implementing regulations, which may impact our business.   Given the state of the new healthcare legislation, it is far too early to evaluate its impact on our business and on our customers.  Changes in regulations and healthcare policy occur frequently and may impact our results, growth potential and the profitability of the products we sell.  The Healthcare Legislation could result in changes to governmental reimbursement programs and possibly result in consolidating healthcare providers potentially reducing the number of available customers, both of which could have negative effects on our efforts to expand adoption of our Safety-Sponge® System, hurting our business, financial condition and results of operations.

Our failure to respond to rapid changes in technology and its applications and intense competition in the medical devices industry could make our system obsolete.

The medical device industry is subject to rapid and substantial technological development and product innovations.  To be successful, we must respond to new developments in technology and new applications of our existing technology.  Our limited resources may limit our ability to innovate and respond to such developments.   In addition, we compete against several companies offering alternative systems, some of which have, or could obtain greater financial, marketing and technical resources than us.  If our products fail to compete favorably against competing products, or if we fail to be responsive on a timely and effective basis to competitors’ new devices, applications, or price strategies, it could have a material adverse effect on our revenue, financial condition and results of operations.

Risks Related to Our Common Stock

Our common stock is only minimally traded and could remain so for some time. Our stock price has been and is expected to continue to be volatile, and the market price of our common stock could drop significantly.

In the year ended December 31, 2012, our stock price ranged from a high of $1.98 to a low of $1.05 per share.  Stock markets in general have experienced substantial volatility in recent years that has often been unrelated to the operating performance of individual companies. Our stock price volatility is attributable, in part, to our very low average daily trading volumes. Broad market fluctuations may also adversely affect the trading price of our common stock.

Future sales of our common stock could adversely affect its price and our future capital-raising activities, and could involve the issuance of additional equity securities, which would dilute current shareholder investments in our common stock and could result in lowering the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable.  Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital.  We may issue additional common stock in future financing transactions or as incentive compensation for our management team and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions and issue securities with rights and preferences senior to the rights and preferences of our common stock, and we may issue securities at prices that represent a substantial discount to the market price of our common stock.  A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

We have a significant number of outstanding convertible securities, warrants and options, and future sales of these shares could adversely affect the market price of our common stock.

As of December 31, 2012, we had outstanding warrants for an aggregate of 4.3 million shares of common stock at a weighted average exercise price of $1.87 per share and options exercisable for an aggregate of 5.6 million shares of common stock at a weighted average exercise price of $1.17 per share. In addition, as of December 31, 2012, we had outstanding 70,425 shares of Series B Preferred Stock, which are convertible into 9.4 million shares of common stock. As a result, as of December 31, 2012, we have an aggregate of 56.3 million in common stock equivalents either issued and outstanding or convertible under our Series B Preferred Stock or exercisable under other warrants and options to acquire our common stock at various prices. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale, except for certain timing restriction in the Series B Preferred Stock related to 5% and 10% ownership levels. In addition, as our stock price rises, more outstanding warrants and options will be “in-the-money” and the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

Our common stock is quoted on the FINRA OTC Bulletin Board and the OTC QB market places, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted under the symbol “PSTX.OB” on the FINRA OTC Bulletin Board market (“OTC Bulletin Board”) operated by FINRA (Financial Industry Regulatory Authority), and it is also quoted on the OTC QB market place (“OTC QB”), operated by OTC markets Group, Inc.  Prior to February 2007, our stock was listed on the American Stock Exchange, now known as the NYSE MKT, under the symbol “PST.”  From February 2007 to February 2011, our stock was quoted on the OTC Bulletin Board under the symbol “PSTX.”  Starting March 1, 2011 due to actions by broker dealers generally and impacting many issuers, and to the best of our knowledge, unrelated to us specifically, our stock ceased to be quoted on the OTC Bulletin Board but continued to be quoted on the OTC QB. Beginning August 9, 2011 we rejoined the OTC Bulletin Board market, and are currently dual quoted on both the OTC Bulletin Board and OTC QB. The OTC Bulletin Board and the OTC QB market are not “national securities exchanges”, nor do they have any listing standards to which we are bound, and in general are significantly more limited markets than the New York Stock Exchange, NASDAQ system, or our former trading market, now known as the NYSE Amex.  The quotation of our shares on the OTC Bulletin Board and OTC QB could result in a less liquid market being available for existing and potential stockholders to trade shares of our common stock, which could depress the trading price of our common stock and have long-term adverse impact on our ability to raise capital in the future. Because of the limited trading market for our common stock, and because of the significant price volatility, investors may not be able to sell their shares of common stock when they want to do so. In addition, an event such as the one that occurred in March 2011 could recur, resulting in our not being quoted on the OTC Bulletin Board. In the year ended December 31, 2012, our stock price ranged from a high of $1.98 to a low of $1.05 per share and during the quarterly period ended March 31, 2013, our stock price ranged from a high of $1.86 to a low of $1.50 per share. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss as a result of such illiquidity, because the price for our common stock may suffer significant declines due to price volatility.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business.  In addition, the terms of any future debt or credit facility, and the terms of our Series A Preferred Stock and Series B Preferred Stock, may preclude us from paying dividends on our common stock. As a result, capital appreciation, if any, of our common stock will be the sole source of potential gain in the foreseeable future. Investors seeking cash dividends should not invest in our common stock.  We do pay cash and stock dividends on our Series A and Series B Preferred Stock in accordance with their terms.  Between January 1, 2012 and December 31, 2012, we had consent by the holders of our Series B Preferred Stock to pay either cash dividends or pay dividends with in kind shares. Starting on January 1, 2013 we pay cash in accordance with the terms thereof. The dividends on our Series B Preferred Stock average approximately $120 thousand in aggregate per quarter and Series A Preferred Stock are $19 thousand in aggregate per quarter.

Common stockholders may not be able to elect a majority of our board of directors.

The terms of our Series A Preferred Stock provide that if at any time dividends on the Series A Preferred Stock shall be unpaid in an amount equal to two full years’ of dividends (eight quarters), until such time as all dividends in arrears have been paid, the holders of the Series A Preferred Stock shall have the right to elect a majority of our Board of Directors. If the Company was not able to obtain financing, and not able continue to pay dividends on our Series A Preferred Stock, holders of our common stock would lose their ability to control our Board of Directors, as the holders of the Series A Preferred Stock would have the right to elect a majority of our Board of Directors. At December 31, 2012 we were in arrears on six quarters to the Series A Preferred Stock. In the first quarter of 2013 we paid all such arrears dividends. Our Series B Preferred Stock does not have voting rights except (i) as provided by Delaware law; (ii) upon the occurrence of the fifth anniversary of the issue date; or (iii) upon our failure to pay dividends for two consecutive quarters or three non-consecutive quarters. Upon the occurrence of either event described in (ii) or (iii), the holders of the Series B Preferred Stock are entitled to elect two additional directors to our Board of Directors and, within two business days, we must create a special committee of our Board of Directors consisting of up to three directors, of which two must be the two newly-elected additional directors, and promptly grant such special committee sole and exclusive authority and power to investigate, negotiate and consummate a sale of the Company or strategic alternative thereto.

The Financial Industry Regulatory Authority, or (“FINRA”), sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and applicable Delaware law may prevent or discourage third parties or our stockholders from attempting to replace our management or influencing significant decisions.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of our company or our management, even if doing so would be beneficial to our stockholders.  These provisions include:

●	authorizing our board of directors to issue preferred stock without stockholder approval;

●	limiting the persons who may call special meetings of stockholders;

●	prohibiting our stockholders from making certain changes to our certificate of incorporation or bylaws except with 66⅔% stockholder approval; and

●	requiring advance notice for raising business matters or nominating directors at stockholders’ meetings.

As a Delaware corporation, we are also subject to section 203 of the Delaware General Corporation Law (“DGCL”), which among other things, and subject to various exceptions, restricts against certain business transactions between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock (“an interested stockholder”) for a period of three years from the date the stockholder becomes an interested stockholder.  The DGCL, in general, prohibits any business combination with a beneficial owner of 15% or more of our common stock for three years unless our board of directors approved the holder’s acquisition of our stock in advance.  Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

A large number of shares may be sold in the market as part of or following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

Upon completion of this offering and assuming the sale of all 26,470,170 shares of our common stock offered pursuant to this prospectus (after giving effect to the conversion of shares of Series B Preferred Stock held by the selling stockholders convertible into 8,492,533 shares of common stock based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share and the prior exercise of all warrants held by the selling stockholders to purchase 1,875,000 shares of common stock, and assuming no other warrants or options are exercised, we will have approximately 47,910,981 shares of our common stock outstanding.

In addition, the Company also has a significant number of shares of common stock that may be exercised under warrants or options not offered under this prospectus (see “ – We have a significant number of outstanding warrants and options, and future sales of these shares could adversely affect the market price of our common stock”).

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

●
Up to 16,102,637 issued and outstanding shares of our common stock (including 2,499,998 shares of common stock sold in the May 2012 Private Placement, 7,599,999 shares of common stock sold in the March 2011 Private Placement, 3,130,640 shares of common stock received in the July 2009 Private Placements, 800,000 shares of common stock sold in the May 2008 Private Placement, 1,272,000 shares of common stock sold in the October 2007 Private Placement, and 800,000 shares of common stock sold in the January 2007 Private Placement);

●	Up to 8,492,533 shares of our common stock issuable upon conversion of our Series B Preferred Stock sold in the June 2010 Private Placement; and

●	Up to 1,875,000 shares of our common stock issuable upon the exercise of warrants acquired as part of our exclusive supply and distribution agreement entered into in November 2009.

We have filed with the SEC a Registration Statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register the resale of shares of common stock by the selling stockholders pursuant to the terms of the 2012 Registration Rights Agreement, the 2011 Registration Rights Agreement and certain other registration rights agreements with the selling stockholders. The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in the Offering” in the table below.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

We have been advised that each of these selling stockholders acquired our common stock, Series B Preferred Stock and warrants referenced in the table below in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

We have assumed all shares of common stock reflected on the table below as being offered in this offering will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which each selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and each selling stockholder’s ownership of our common stock before this offering based on the number of shares of our common stock owned and the number of shares issuable under shares of our Series B Preferred Stock and issuable upon exercise of warrants, as applicable held by each such selling stockholder.  The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.  Each selling stockholder’s percentage of ownership of our outstanding shares in the table below, calculated as of March 31, 2013, is based upon 37,543,448 shares of common stock outstanding and as further adjusted to give effect to the offering as noted in the footnotes in the table below.

	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying Warrants Owned Before this Offering	Shares of Common Stock Underlying Series B Preferred Stock Owned Before this Offering (1)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (2)	Percentage of Common Stock Outstanding Upon Completion of this Offering (3)
Kinderhook Partners, L.P. (4)	7,359,435	-	-	7,312,308	47,127	*
Radisson Trading Company (5)	3,029,333	-	-	3,029,333	-	*
A Plus International, Inc. (6)	1,100,000	-	1,550,400	2,503,600	-	*
Francis Capital Management, LLC (7)	3,206,840	-	1,550,400	4,610,240	200	*
JMR Capital Limited (8)	385,970	-	6,289,200	6,033,333	37,770	*
Cardinal Health, Inc. (9)	-	1,875,000	-	1,875,000	-	*
Kelvin Lin (10)	348,548		-	348,548	-	*
Kelly Lin (11)	348,547		-	348,547	-	*
Karen Lin (12)	348,547	-	-	348,547	-	*
David Spiegel (13)	421,714	-	-	35,714	386,000	*
Neil Danics (14)	165,000	-	-	25,000	140,000	*

*	Represents less than 1%.
(1)
Subject to the terms and conditions of our Series B Preferred Stock and to customary adjustments to the conversion rate, each share of our Series B Preferred Stock is convertible into 133.33 shares of our common stock (based on a stated value of $100.00 per share of Series B Preferred Stock and a current conversion price of $0.75 per share) so long as the number of shares of our common stock “beneficially owned” (as defined in Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended) by the holder, its affiliates and any persons acting as a group with such holder or its affiliates, following such conversion, does not exceed 4.9% of our outstanding common stock (after giving effect to such conversion) (the “Beneficial Ownership Limitation”).  As detailed below, certain shares of our common stock convertible under shares of our Series B Preferred Stock received by the selling stockholders as paid-in-kind dividends are not being offered under this prospectus.  Holders of our Series B Preferred Stock may, upon not less than 61 days’ prior notice, increase or decrease the Beneficial Ownership Limitation provided that such Beneficial Ownership Limitation in no event exceeds 9.9% of the shares of common stock outstanding immediately after giving effect to such conversion.

(2)
Assumes that (i) all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying warrants and convertible under Series B Preferred Stock held by the selling stockholders, are sold in the offering and (ii) that no other shares of common stock are acquired or sold or converted under Series B Preferred Stock by the selling stockholder prior to the completion of the offering. However, subject to any applicable restrictions of transfer agreed to by the selling stockholders (see “Plan of Distribution” in this prospectus), the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)
As of May 31, 2013.  Applicable percentage ownership assumes there are no additional conversions of our issued and outstanding shares of Series B Preferred Stock into shares of common stock (which Series B Preferred Stock held by all holders is currently convertible into 9,390,000 shares of common stock) nor additional exercises of outstanding warrants and options.

(4)
Includes 1,045,642 shares of common stock purchased in the May 2012 private placement and 6,266,666 issued and outstanding shares of our common stock purchased in the March 2011 Private Placement.  Kinderhook GP, LLC, as general partner, and Stephen J. Clearman and Tushar Shah have shared voting and investment power over the securities and each disclaim beneficial ownership of the shares except to the extent of its or his pecuniary interest therein.

(5)
Includes 1,333,333 issued and outstanding shares of our common stock purchased by Radisson Trading Company in our March 2011 Private Placement, 800,000 issued and outstanding shares of our common stock purchased by Radisson Trading Company in our May 2008 Private Placement and 896,000 issued and outstanding shares of our common stock purchased by Radisson Trading Company in our July 2009 Private Placement.

(6)
Includes 1,333,333 shares of our common stock issuable upon the conversion of 10,000 shares of our Series B Preferred Stock purchased by A Plus International, Inc. in our June 2010 private placement, plus 70,267 shares of our common stock issuable upon conversion of 527 shares of our Series B Preferred Stock received as pay-in-kind dividends.  146,800 shares of our common stock issuable upon conversion of 1,101 shares of our Series B Preferred Stock received as pay-in-kind dividends are not being offered under this prospectus.  Also includes 800,000 shares of our common stock purchased by A Plus International, Inc. in the January 2007 Private Placement and 300,000 issued and outstanding shares of our common stock purchased by  A Plus International, Inc. in our July 2009 Private Placement. Wenchen “Wayne” Lin has voting and investment power over the securities owned by A Plus International, Inc.  Mr. Lin has served as a director of the Company since March 28, 2007. We entered into an exclusive Supply Agreement with A Plus International, Inc. in 2005, which grants A Plus International, Inc. an exclusive, world-wide license to manufacture and import the sponge and towel products used in our Safety-Sponge® System.

(7)
Includes 152,640 shares of common stock held by Francis Capital Management, LLC, a California limited liability company ("FCM"), 1,488,864 shares of common stock held by Catalysis Partners, LLC, and 1,565,336 shares of common stock held by Catalysis Offshore, Ltd. (including 1,934,640 in aggregate acquired in the July 2009 exchange offer and 1,272,000 in aggregate acquired in the October 2007 private placement). Includes 1,333,333 shares of our common stock issuable upon conversion of 10,000 shares of our Series B Preferred Stock purchased by Catalysis Partners, LLC in our June 2010 private placement, plus 70,267 shares of our common stock issuable upon conversion of 527 shares of our Series B Preferred Stock received as pay-in-kind dividends, based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share.  146,800 shares of our common stock issuable upon conversion of 1,101 shares of our Series B Preferred Stock received as pay-in-kind dividends are not being offered under this prospectus.  Conversion of the Series B Preferred Stock is subject to the Beneficial Ownership Limit set forth in footnote 3.  John Francis is the managing member of FCM, which is the managing member of Catalysis Partners, LLC and the investment manager of Catalysis Offshore, Ltd. John Francis has sole voting and dispositive power over shares held by Catalysis Partners, LLC and Catalysis Offshore, Ltd., but disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)
Includes 343,750 shares of common stock purchased by JMR Capital Limited in our May 2012 private placement and 4,450 purchased by Per Magnus Andersson in our May 2012 private placement. Includes 5,616,333 shares of our common stock issuable upon conversion of approximately 42,122 shares of our Series B Preferred Stock purchased by JMR Capital Limited and 68,800 shares of our common stock issuable upon conversion of 516 shares of Series B Preferred Stock purchased by Per Magnus Andersson in our June 2010 private placement.  604,067 shares of our common stock issuable upon conversion of approximately 4,531 shares of our Series B Preferred Stock received as pay-in-kind dividends are not being offered under this prospectus.  Per Magnus Andersson has voting and investment power over the securities owned by JMR Capital Limited.

(9)
Includes 1,875,000 shares of our common stock issuable upon the exercise of warrants purchased on November 19, 2009.  We are party to a Supply and Distribution Agreement with Cardinal Health, which beneficially owns at least 5% of our common stock and which is our exclusive distributor in the U.S., Puerto Rico and Canada. In March 2011, we and Cardinal Health signed an amendment to the Supply and Distribution Agreement.

(10)
Includes 348,548 shares of common stock purchased in the May 2012 private placement by Wayne Lin which were subsequently transferred to a family member of Mr. Lin’s, Kelvin Lin. Mr. Lin has served as a director of the Company since March 28, 2007. We entered into an exclusive Supply Agreement with A Plus International, Inc. in 2005, which grants A Plus International, Inc. an exclusive, world-wide license to manufacture and import the sponge and towel products used in our Safety-Sponge® System.

(11)
Includes 348,547 shares of common stock purchased in the May 2012 private placement by Wayne Lin which were subsequently transferred to a family member of Mr. Lin’s, Kelly Lin.  Mr. Lin has served as a director of the Company since March 28, 2007. We entered into an exclusive Supply Agreement with A Plus International, Inc. in 2005, which grants A Plus International, Inc. an exclusive, world-wide license to manufacture and import the sponge and towel products used in our Safety-Sponge® System.

(12)
Includes 348,547 shares of common stock purchased in the May 2012 private placement by Wayne Lin which were subsequently transferred to a family member of Mr. Lin’s, Karen Lin.  Mr. Lin has served as a director of the Company since March 28, 2007. We entered into an exclusive Supply Agreement with A Plus International, Inc. in 2005, which grants A Plus International, Inc. an exclusive, world-wide license to manufacture and import the sponge and towel products used in our Safety-Sponge® System.

(13)	Includes 35,714 shares of common stock purchased in the May 2012 private placement and 100,000 issued and outstanding shares of our common stock purchased in the March 2011 Private Placement.
(14)	Includes 25,000 shares of common stock purchased in the May 2012 private placement.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or other transfer. We will not receive any of the proceeds from sales or transfers by the selling stockholders or any of their transferees.

We expect that the selling stockholders will sell their shares primarily through sales on the OTC Bulletin Board  or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales may be made at fixed or negotiated prices, and may be affected by means of one or more of the following transactions, which may involve cross or block transactions:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made after the date that this registration statement is declared effective by the SEC;

●	transactions in which broker-dealers may agree with one or more of the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

●	any other method permitted pursuant to applicable law; and

●	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, in some states the securities may not be sold unless registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.  The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Selling stockholders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions. We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement is declared effective by the SEC.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act, supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. We would also file the agreement between the selling stockholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement. The selling stockholder and/or purchasers will pay all discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement. These provisions and regulations may limit the timing of purchases and sales of common stock by them and the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

The Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, will apply to selling stockholders and other persons participating in the sale or distribution of the shares offered hereby. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Regulation M precludes these persons from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus. To our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer except to the extent listed in the footnotes to the table contained in the “Selling Stockholders” section beginning on page 19 of this prospectus.

We have agreed to pay all costs and expenses incident to the registration of the common stock.  Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts.  We will not receive any proceeds from the sale of the common stock. However, we will receive proceeds from the selling stockholders if they exercise their warrants on a cash basis.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. However, with respect to the 26,470,170 shares of common stock being offered by the selling stockholders under this prospectus, we will receive up to $5,006,250 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their unexercised warrants to purchase 1,875,000 shares of common stock being offered under this prospectus.  We will use any cash proceeds from the exercise of the warrants for working capital and other corporate purposes.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Market Information

Our common stock is currently quoted under the symbol “PSTX” on the OTC Bulletin Board operated by FINRA, and it is also quoted on the OTC QB market place (“OTC QB”), operated by OTC markets Group, Inc. From March 1, 2011 through August 9, 2011 our common stock was quoted only on the OTC QB.

The following table sets forth the high and low bid quotations for our common stock for the periods indicated below, as reported by the OTC Bulletin Board (except for March 1, 2011 through August 9, 2011, where the information below was reported by the OTC QB).  Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions in our common stock.

	High	Low
Year Ended December 31, 2013
First Quarter	$1.86	$1.50
Second Quarter (through April 30, 2013)	1.75	1.45
Year Ended December 31, 2012
First Quarter	$1.70	$1.05
Second Quarter	1.75	1.30
Third Quarter	1.98	1.45
Fourth Quarter	1.86	1.51
Year Ended December 31, 2011
First Quarter	$0.97	$0.69
Second Quarter	1.50	0.85
Third Quarter	1.50	0.82
Fourth Quarter	1.45	0.97

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On May 3, 2013, the closing price of our common stock, as reported on the OTC Bulletin Board, Inc. was $1.59 per share.

As of April 30, 2013, there were 612 holders of record of our common stock. Trades in our common stock may be subject to Rule 15g-9 under the Exchange Act, which imposes requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Dividends

We have not paid any dividends on our common stock in the last two fiscal years and currently have no intention of paying dividends on our common stock.  The terms of our Series A Convertible Preferred Stock and Series B Preferred Stock limit our ability to pay any such dividends on our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our amended and restated certificate of incorporation, including the Certificate of Designation of Series A Convertible Preferred Stock and the Certificate of Designation of Series B Convertible Preferred Stock, or, collectively, our certificate of incorporation, and our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Authorized Capitalization

We have authorized 100,000,000 shares of common stock, par value  $0.0001 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 500,000 shares have been designated as Series A Convertible Preferred Stock, or Series A Preferred Stock, and 150,000 shares have been designated as Series B Convertible Preferred Stock, or Series B Preferred Stock.  Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

On July 18, 2012, our stockholders approved an amendment to our amended and restated certificate of incorporation, as amended, to effect a reverse stock split of our common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to July 18, 2014, with the exact ratio to be set at a whole number within such range as determined by the board of directors in its sole discretion, and without reducing the number of authorized shares of the Company’s common stock.  The reverse stock split has not been effected as of the date of this prospectus.

As of March 31, 2013, there were issued and outstanding:

●	37,543,448 shares of common stock, including 16,102,637 shares of issued and outstanding common stock being offered under this prospectus by the selling stockholders;

●	10,950 shares of Series A Preferred Stock, which shares of preferred stock are no longer convertible into shares of our common stock;

●
70,425 shares of Series B Preferred Stock, convertible into 9,390,000 shares of our common stock (based on dividing the $100 per share stated value of the Series B Convertible Preferred Stock by the current conversion price of $0.75 per share), of which 8,492,533 of such shares of our common stock are offered under this prospectus by the selling stockholders;

●
Warrants to purchase 3,947,935 shares of common stock with a weighted average exercise price of $1.96 per share, including warrants to purchase 1,875,000 shares of our common stock being offered under this prospectus by the selling stockholders at a weighted average exercise price of $2.67 per share; and.

●	Options to purchase an aggregate of 5,332,277 shares of common stock, at a weighted average exercise price of $1.16 per share.

Description of Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable or convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our common stock is traded on the OTC Bulletin Board under the symbol “PSTX”. The transfer agent and registrar for our common stock is Transfer Online. Its address is at 512 SE Salmon St Portland, OR 97214, and its telephone number is (503) 227-6874.

Description of Preferred Stock

Series A Preferred Stock

While the Series A Preferred Stock is outstanding, holders of Series A Preferred Stock are entitled to receive out of funds legally available therefore, preferential dividends in cash at a rate of 7% per annum of the liquidation preference, payable quarterly. We may redeem the convertible preferred stock at a redemption price in cash equal to the liquidation preference per share plus any accrued and unpaid dividends thereon through the date of such redemption.

The Series A Preferred Stock was previously convertible into shares of our common stock. Such conversion rights have now expired. Upon liquidation, dissolution or winding up of the Company, the stockholders of the convertible preferred stock are entitled to receive $100 per share plus any accrued and unpaid dividends before distributions to any holder of the Company’s common stock.

Except as otherwise required by law, each holder of Series A Preferred Stock is entitled to vote on all matters submitted to our stockholders, voting together with the holders of our common stock as a single class, with each shares of Series A Preferred Stock entitled to one vote per share. The holders of the Series A Preferred Stock, voting separately as one class, have the right to elect: (a) two directors at all times during which the Series A Preferred Stock is outstanding; and (b) a majority of the directors, if at any time dividends on the Series A Preferred Stock have not been paid in an amount equal to two full years’ of dividends, and to continue to be so represented until all dividends in arrears have been paid or otherwise provided for, subject to the prior rights, if any, of the holders of any class of senior securities outstanding.

Series B Convertible Preferred Stock

While the Series B Preferred Stock is outstanding, holders of the Series B Preferred are entitled to receive quarterly cumulative dividends at a rate of 7.00% per annum, beginning on July 1, 2010.  All dividends due on or prior to December 31, 2011 are payable in kind in the form of additional shares of Series B Preferred, and all dividends payable after December 31, 2011 are payable solely in cash.  We had consent from the holders of our Series B Preferred Stock to pay either cash dividends or pay dividends with paid in kind shares for periods from January 1, 2012 through December 31, 2012. The dividends on our Series B Preferred Stock average approximately $120 thousand in aggregate per quarter and Series A are $19 thousand in aggregate per quarter.  So long as shares of Series B Preferred are outstanding, we are restricted from making certain payments in respect of any of our junior and pari passu securities, except that we may pay dividends due and paid in the ordinary course on our Series A Preferred Stock when we are otherwise in compliance with our payment obligations to the holders of the Series B Preferred.

The Series B Preferred is convertible at any time at the option of the holder into shares of our common stock based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share, subject to conventional adjustments for stock splits, stock combinations and the like.  We are subject to certain liquidated damages if we fail to timely honor our conversion obligations as set forth in the Series B Certificate.  The Series B Preferred is not redeemable either by the Company or by the holders.  However, shares of our Series B Preferred automatically convert into shares of our common stock at the $.75 conversion price if both of the following conditions are satisfied: (a) the daily volume weighted average price of our common stock is equal to or in excess of $1.50 per share for all trading days during any 6-month period and (b) the number of shares traded during such period averages at least 50,000 shares of common stock per trading day.  Also, the Series B Preferred automatically convert into shares of our common stock at the applicable conversion price if our operating income is positive for at least four consecutive fiscal quarters and our cumulative operating income during such four fiscal quarters is at least $5,000,000.

The Series B Preferred does not have voting rights except (i) as provided by Delaware law; (ii) upon the occurrence of the fifth anniversary of the issue date; or (iii) upon our failure to pay dividends for two consecutive quarters or three non-consecutive quarters.  Upon the occurrence of either event described in (ii) or (iii), the holders of the Series B Preferred are entitled to elect two additional directors to our board of directors and, within two business days, we must create a special committee of our board of directors consisting of up to three directors, of which two must be the two newly-elected additional directors, and promptly grant such special committee sole and exclusive authority and power to investigate, negotiate and consummate a sale of the Company or strategic alternative thereto.  The Series B Preferred are entitled to receive, prior and in preference to all other shares of our capital stock (with an exception noted below), upon liquidation, dissolution or winding up of the Company an amount per share equal to the greater of (i) the stated value of the Series B Preferred, plus accrued but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series B Preferred been converted into our common stock immediately prior to such liquidation.  Notwithstanding the foregoing, the first $1,095,000 of distributable amounts in a liquidation shall first be paid to the holders of our Series A Preferred Stock.  Mergers, sales of substantially all assets and similar transactions are deemed to be liquidations for purposes of the liquidation preference.

There are certain limits to the ability of the holders of Series B Preferred Stock to convert such shares into shares of our common stock based upon their respective ownership levels of our common stock.  Generally, there are conversion limits that apply at the 4.9% and 9.9% beneficial ownership levels, and the 4.9% conversion limit can be increased up to 9.9% upon 61 days’ notice to us from the applicable holder.

Anti-Takeover Effects of Certain Provisions of Delaware Law

The following is a summary of certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent

The transfer agent for our common stock is Transfer Online, Inc. at 512 SE Salmon St., Portland, OR 97214.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2012 and 2011 incorporated by reference in this prospectus have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference in this prospectus, and are incorporated by reference in this prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC, public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares offered by the selling stockholders pursuant to this prospectus, you should refer to the registration statement and its exhibits and the documents incorporated by reference into this prospectus. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. Our SEC File Number is 001-09727. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference are as follows (excluding any document, or portion thereof, to the extent such disclosure is furnished and not filed):

●
our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K filed with the SEC on April 30, 2013;

●	Our Current Report on Form 8-K, filed with the SEC on March 26, 2013.

●	Our Current Report on Form 8-K, filed with the SEC on February 12, 2013.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such prior statement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: Patient Safety Technologies, Inc., 2 Venture Plaza, Suite 350 Irvine California, 92618, Attn: Corporate Secretary; our phone number is (949) 387-2277.

Patient Safety Technologies, Inc.

PROSPECTUS

26,470,170 shares of
Common Stock

                   , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT
Registration Fees	$4,659
Legal Fees	55,000
Accounting Fees	12,000
Miscellaneous Fees and Expenses	5,000
Total	$76,659

Item 14.     Indemnification of Directors and Officers.

Section 145 of the Delaware Law General Corporation, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145 of the Delaware Law, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

The Company may from time to time be subject to Section 2115 of the California Corporations Code, or the California Code, according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Company. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in our certificate of incorporation and the indemnification provision included in our bylaws are consistent with the Delaware Law Sections 102(b)(7) and 145, and California Code Section 317.

The Company has adopted a form of indemnification agreement with respect to its directors and executive officers, which provided that the Company will indemnify each of the covered directors and executive officers to the fullest extent permitted by law for claims arising in such person’s capacity as a director, executive officer, employee or other agent of the Company. Subject to certain exceptions and a requirement for the covered person to repay the Company in certain instances, the indemnification agreements provide that the Company will pay all expenses incurred by the covered person in defending claims subject to the agreement in advance of the final disposition of such claim. The rights of each director or executive officer party to an indemnification agreement are in addition to any other rights such person may have under the Company’s Certificate of Incorporation, Bylaws or otherwise under Delaware law. The Company has also purchased directors and officer's liability insurance.

 Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company’s amended and restated certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 15.      Recent Sales of Unregistered Securities.

On May 18, 2012 we closed a private placement financing (the “May 2012 Private Placement”) raising $3.5 million through the issuance of 2,499,998 shares of our common stock at a selling price of $1.40 per share.  The shares of common stock sold in the May 2012 Private Placement shares were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the common stock in the May 2012 Private Placement was made without general solicitation or advertising and the shares were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

On March 29 and March 30, 2011, we closed on a private placement financing (the “March 2011 Private Placement”), raising $7.1 million through the issuance of 9,483,330 shares of our common stock at a selling price of $0.75 per share.  The buyers of these shares of our common stock in the March 2011 Private Placement included Kinderhook Partners, L.P., an investment fund based in Fort Lee, NJ, and A Plus International, Inc. (“A Plus”), and certain members of management.  Wenchen (“Wayne”) Lin, a member of our board of directors is founder and significant beneficial owner of A Plus.  The shares of common stock sold in the March 2011 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the common stock was made without general solicitation or advertising.  The shares of common stock were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

In February 2011, in connection with a consulting agreement with Kenneth Traub, we issued Mr. Traub 75,000 restricted shares of our common stock.  These shares are restricted under Rule 144 of the Securities Act and were issued in reliance upon Section 4(2) of the Securities Act.

On December 30, 2010, in connection with the settlement of the Ault Glazer Matter, we issued 500,000 shares of common stock to an accredited investor who was an creditor of Ault Glazer Capital Partners, LLC.  These shares are restricted under Rule 144 of the Securities Act and were issued in reliance upon Section 4(2) of the Securities Act.

On November 15, 2010,  the Company granted stock options to Brian E. Stewart, Chief Executive Officer, to purchase 2,000,000 shares of the Company’ common stock at an exercise price of $0.80.  At issuance, 500,000 options were vested, and 250,000 options vested on December 24, 2010, with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On October 22, 2010,  the Company granted stock options to David Dreyer, Chief Financial Officer, to purchase 450,000 shares of the Company’ common stock at an exercise price of $0.75.  One hundred thousand options vested on April 22, 2011, with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On August 9, 2010,  the Company granted stock options to John A. Hamilton, former Chief Operating Officer, to purchase 375,000 shares of the Company’ common stock at an exercise price of $0.75.  All such options expired upon the termination of Mr. Hamilton’s employment in early 2011.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On June 24, 2010, we closed on a private placement financing (the “June 2010 Private Placement”), raising $6.1 million through the issuance of 60,500 shares of our Series B Preferred Stock, par value $1.00 per share and a $100 stated value per share (of which 500 shares of our Series B Preferred Convertible were issued on December 6, 2010).  The shares of Series B Preferred Stock sold in the June 2010 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereof.  The offer, sale and issuance of the Series B Preferred Stock were made without general solicitation or advertising.  The shares of Series B Preferred Stock were offered and issued only to “accredited investors” as such term is defined in Rule 501 of Regulation D under the Act.

On November 19, 2009, in connection with the execution of our new supply and distribution agreement with Cardinal Health (see “Business—Customers and Distribution—Cardinal Health – Exclusive U.S. Distributor” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012), we issued Cardinal Health warrants to purchase 1,250,000 shares of our common stock at $2 per share and 625,000 shares of our common stock at $4 per share pursuant to a Warrant Purchase Agreement dated effective November 19, 2009.  The warrants have a term of five-years, but are subject to early expiration in certain circumstances.  The warrants issued to Cardinal Health were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the common stock was made without general solicitation or advertising.  The warrants were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On July 29, 2009, we issued an aggregate 5.4 million shares of our common stock in the first closing of a private placement (the “July 2009 Private Placements”) to accredited investors who were holders of warrants to purchase shares of our common stock.  Warrant holders could tender their warrants for shares of our common stock pursuant to the Exchange Agreement dated as of July 29, 2009 (the “Exchange Agreement”) or acquire additional shares of our common stock at a price per share of $0.86 pursuant to the purchase agreement dated as of July 29, 2009 in exchange for their warrants for shares of our common stock and cash.  Holders not making a cash investment tendered warrants to purchase an aggregate 1.6 million shares of our common stock in exchange for an aggregate 597 thousand shares of our common stock pursuant to the Exchange Agreement. Holders who elected to make a cash investment tendered warrants to purchase an aggregate 4.8 million shares of our common stock and an aggregate $1.5 million in cash, and received an aggregate 4.8 million shares of our common stock pursuant to the purchase agreement.

On September 18, 2009, we issued an aggregate 587 thousand shares of our common stock in the second and final closing of the July 2009 Private Placements to accredited investors who were holders of warrants to purchase shares of our common stock.  Warrant holders could tender their warrants for shares of our common stock pursuant to the Exchange Agreement or acquire additional shares of our common stock at a price per share of $0.86 pursuant to the purchase agreement in exchange for their warrants to purchase our common stock and cash.  Holders not making a cash investment tendered warrants to purchase an aggregate 59 thousand shares of our common stock in exchange for an aggregate 20 thousand shares of our common stock pursuant to the Exchange Agreement. Holders who elected to make a cash investment tendered warrants to purchase an aggregate 567 thousand shares of our common stock and an aggregate $195 thousand in cash, and received an aggregate 567 thousand shares of our common stock pursuant to the purchase agreement.

The shares issued in the July 2009 Private Placements were issued in reliance on Section 4(2) of the Securities Act.

On January 29, 2009, the Company entered into a Senior Secured Note and Warrant Purchase Agreement, pursuant to which, the Company sold Senior Secured Promissory Notes (the “2009 Notes”) in the principal amount of $2.6 million and warrants to purchase 1.5 million shares of the Company’s common stock (the “2009 Warrants”) to several accredited investors.  The investors paid $2.0 million in cash and converted $550 thousand of existing debt and accrued interest into the 2009 Notes.  The Warrants have an exercise price of $1.00 and expire on January 29, 2014.   These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities was made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On June 22, 2009, the Company granted stock options to teach of Loren McFarland and Howard Chase, in connection with joining the board of directors, to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.99.  All Options were fully exercisable upon grant.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On May 7, 2009,  the Company also granted stock options to Steven Kane, then Chief Executive Officer, to purchase 2,000,000 shares of the Company’ common stock at an exercise price of $0.75.  At issuance, 250,000 options  were scheduled to vest on the six-month anniversary of the effective date of related employment agreement with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On January 5, 2009, the Company granted stock options to David Bruce, then chief executive officer, to purchase 2,000,000 shares of the Company’ common stock pursuant to an employment agreement at an exercise price of  $0.75.  Mr. Bruce resigned from the Company effective May 6, 2009 and all stock options granted were cancelled on the date of termination.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

  On January 5, 2009, the Company also granted stock options to Brian Stewart, then Vice President Business Development, to purchase 750,000 shares of the Company’s common stock pursuant to an employment agreement at an exercise price of $0.75.  At issuance, 93,750 options were scheduled to vest on the six-month anniversary of the effective date of related employment agreement with the remaining shares vesting over a forty-two month period at the rate of 1/48th of the total shares per month.  The stock options were issued in reliance on Section 4(2) of the Securities Act.

On December 29, 2008, we issued 25 thousand shares of common stock to Herbert Langsam, currently a director of the Company.  The shares were issued, in return for a maturity date extension, on two loans held by Mr. Langsam.  Prior to December 29, 2008 the loans had been in default.  These shares were of common stock were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2).

Between September 12, 2008 and November 6, 2008 the Company issued 800 thousand shares of common stock to Ault Glazer Capital Partners, LLC.  The shares were issued in partial satisfaction of the senior secured promissory note held by Ault Glazer Capital Partners.   The principal amount paid, for book purposes only, was converted into shares of the Company’s common stock at a conversion price equal to $1.60 per share.  These shares were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2).  These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities was made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

During August 1, 2008 the Company entered into subscription agreements with several accredited investors in a private placement transaction (the “August 2008 Private Placement”) and issued and sold on multiple closing dates an aggregate of 2.0 million shares of its common stock at $1.25 per share and warrants to purchase an additional 1.3 million shares of its common stock.  The warrants are exercisable for a period of five years at an exercise price equal to $1.40.  These securities issued in the August 2008 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

On July 31, 2008, the Company issued 153 thousand shares of its common stock to Ault Glazer Capital Partners, LLC.  The shares were issued in satisfaction of unpaid accrued interest of $103 thousand due on the senior secured promissory note held by Ault Glazer Capital Partners and prepaid interest of $127 thousand.  The accrued interest paid, which was in default, was converted into shares of the Company’s common stock at a conversion price of $1.50 per share.  These shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act.

On May 27, 2008 and June 19, 2008, the Company entered into subscription agreements with several accredited investors in a private placement (the “May 2008 Private Placement”) and issued and sold to an aggregate of 2.1 million shares of its common stock at $1.25 per share and warrants to purchase an additional 1.3 million shares of its common stock.  The warrants are exercisable for a period of five years at an exercise price equal to $1.40.  These securities issued in the May 2008 Private Placement were issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder, including Regulation D.  The offer, sale and issuance of the securities were made without general solicitation or advertising.  The securities were offered and issued only to an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act.

Between April 2008 and June 2008, the Company issued warrants to purchase 1.7 million shares of its common stock to officers, directors and consultants of the Company.  The warrants were issued exchange for prior issuances of stock options that were cancelled.  The exercise prices of the warrants were $1.25 and $1.75 and vested over four years.  In addition, during this same time period, additional warrants to purchase 263 thousand shares of common stock warrants that vested upon grant were issued to directors and consultants exercise prices of $1.25 and $1.75.  These warrants were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act.

Item 16.      Exhibits and Financial Statement Schedules

(a) Exhibits.  The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

Item 17.      Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of  Irvine, State of California, on this 7th day of May, 2013.

PATIENT SAFETY TECHNOLOGIES, INC.

By:	/S/ BRIAN E. STEWART
Brian E. Stewart
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
Director, President and Chief Executive Officer
/s/ BRIAN E. STEWART	(Principal Executive Officer)	May 7, 2013
Brian E. Stewart

/s/ DAVID DREYER	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Secretary	May 7, 2013
David Dreyer

*	Director
John P. Francis		May 7, 2013

*	Director
Louis Glazer, M.D., Ph.G.		May 7, 2013

*	Director
Lynne Silverstein		May 7, 2013

*	Director
Wenchen Lin		May 7, 2013

* By:	/S/ BRIAN E. STEWART
Brian E. Stewart
Attorney-in-fact

S-1

EXHIBIT INDEX

Agreements included as exhibits to this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 are included to provide information regarding their terms and are not intended to provide any other factual or disclosure information about our company (including its consolidated subsidiary) or the other parties to the agreements.  Where an agreement contains representations and warranties by any party, those representations and warranties have been made solely for the benefit of the other parties to the agreement or express third-party beneficiaries as explicitly set forth in the agreement.  Any such representations and warranties:

●	should not be treated as categorical statements of fact, but rather as an allocation of risk;

●
may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and may be subject to more recent developments.

Accordingly, any such representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number	Description

2.1
Agreement and Plan of Merger and Reorganization, dated as of February 3, 2005, by and among Franklin Capital Corporation (n/k/a Patient Safety Technologies, Inc.), SurgiCount Acquisition Corp., SurgiCount Medical, Inc., Brian Stewart and Dr. William Stewart (incorporated by reference to our current report on Form 8-K filed with the SEC on February 9, 2005)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Appendix A to our definitive proxy statement on Schedule 14A filed with the SEC on July 13, 2009)

3.1.1
Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Annex A to our definitive proxy statement on Schedule 14A filed with the SEC on June 27, 2012)

3.2	By-laws (incorporated by reference to the company’s Form N-2 filed with the SEC on July 31, 1992)

4.1	Certificate of Designation of Series A Convertible Preferred Stock (included in Exhibit 3.1 hereto)

4.2	Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

5.1†	Opinion of Manatt, Phelps & Phillips, LLP regarding the validity of the common stock being registered

10.1***
Supply and Distribution Agreement dated effective November 19, 2009, by and between Patient Safety Technologies, Inc. and Cardinal Health 200, LLC (incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009)

10.2***
Amendment to Supply and Distribution Agreement dated effective March 1, 2011, by and between Patient Safety Technologies, Inc. and Cardinal Health 200, LLC (incorporated by reference to our current report on Form 8-K filed with the SEC on March 28, 2011)

10.3
Warrant Purchase Agreement dated effective as of November 19, 2009 by and between Patient Safety Technologies, Inc. and Cardinal Health, Inc. (incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009)

10.4
Registration Rights Agreement dated effective as of November 19, 2009, by and between Patient Safety Technologies, Inc. and Cardinal Health, Inc. (incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009)

10.5
Warrant dated November 19, 2009 issued to Cardinal Health, Inc. to purchase up to 1,250,000 shares of our common stock at $2.00 per share, expiring November 19, 2014 (incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009)

10.6
Warrant dated November 19, 2009 issued to Cardinal Health, Inc. to purchase up to 625,000 shares of our common stock at $4.00 per share, expiring November 19, 2014 (incorporated by reference to our current report on Form 8-K filed with the SEC on November 24, 2009)

10.7
Exclusive License and Supply Agreement dated May 15, 2008, by and among SurgiCount Medical, Inc. and A Plus International, Inc. (incorporated by reference to our annual report on Form 10-K filed with the SEC on March 31, 2010)

10.8
Subscription Agreement dated January 26, 2007 between Patient Safety Technologies, Inc. and A Plus International, Inc. (incorporated by reference to our current report on Form 8-K filed with the SEC on February 2, 2007)

10.9
Form of Exchange Agreement dated July 29, 2009 between Patient Safety Technologies, Inc. and certain investors (incorporated by reference to our current report on Form 8-K filed with the SEC on August 3, 2009)

10.10
Form of Purchase Agreement dated July 29, 2009 between Patient Safety Technologies, Inc. and certain investors (incorporated by reference to our current report on Form 8-K filed with the SEC on August 3, 2009)

10.11	Form of Senior Secured Note and Warrant Purchase Agreement dated January 29, 2009 (incorporated by reference to our current report on Form 8-K filed with the SEC on February 3, 2009)

10.12	Form of Security Agreement dated January 29, 2009 (incorporated by reference to our current report on Form 8-K filed with the SEC on February 3, 2009)

10.13	Form of Senior Secured Note dated January 29, 2009 (incorporated by reference to our current report on Form 8-K filed with the SEC on February 3, 2009)

10.14
Form of Warrant dated January 29, 2009 to purchase shares of our common stock at $1.00 per share, expiring January 29, 2014 (incorporated by reference to our current report on Form 8-K filed with the SEC on February 3, 2009)

10.15	Form of Securities Purchase Agreement dated August 1, 2008 (incorporated by reference to our current report on Form 8-K filed with the SEC on August 14, 2008)

10.16	Registration Rights Agreement dated August 1, 2008 (incorporated by reference to our current report on Form 8-K filed with the SEC on August 14, 2008)

10.17
Form of Warrant dated August 1, 2008 to purchase shares of our common stock at $1.40 per share, expiring August 1, 2013 (incorporated by reference to our current report on Form 8-K filed with the SEC on August 14, 2008)

10.18	Form of Securities Purchase Agreement dated May 20, 2008 (incorporated by reference to our current report on Form 8-K filed with the SEC on June 2, 2008 )

10.19	Registration Rights Agreement dated May 20, 2008 (incorporated by reference to our current report on Form 8-K filed with the SEC on June 2, 2008)

10.20
Form of Warrant dated May 27, 2008 to purchase shares of our common stock at $1.40 per share, expiring May 27, 2013 (incorporated by reference to our current report on Form 8-K filed with the SEC on June 2, 2008)

10.21
Securities Purchase Agreement dated as of October 17, 2007 between Patient Safety Technologies and Francis Capital Management, LLC (incorporated by reference to our current report on Form 8-K filed with the SEC on October 22, 2007)

10.22
Registration Rights Agreement dated as of October 17, 2007 between Patient Safety Technologies and Francis Capital Management, LLC (incorporated by reference to our current report on Form 8-K filed with the SEC on October 22, 2007)

10.23
Secured Convertible Promissory Note issued August 10, 2007 with an effective date of June 1, 2007 to Ault Glazer Capital Partners, LLC in the amount of $2,530,558.40 (incorporated by reference to our current report on Form 8-K filed with the SEC on August 16, 2007)

10.24
Amendment and Early Conversion of Secured Promissory Note dated as of September 5, 2008 between Ault Glazer Capital Partners, LLC (incorporated by reference to our annual report on Form 10-K filed with the SEC on April 16, 2009)

10.25	Security Agreement dated August 10, 2007 in favor of Ault Glazer Capital Partners, LLC (incorporated by reference to our current report on Form 8-K filed with the SEC on August 16, 2007)

10.26
Guaranty of Payment by SurgiCount Medical, Inc. in favor of Ault Glazer Capital Partners, Inc. in connection with the $2,530,558.40 Promissory Note issued August 10, 2007 (incorporated by reference to our current report on Form 8-K filed with the SEC on August 16, 2007)

10.27	Form of Subscription Agreement entered into between March 7, 2007 to April 5, 2007 (incorporated by reference to our annual report on Form 10-K filed with the SEC on May 16, 2007)

10.28
Subscription Agreement dated January 29, 2007 between Patient Safety Technologies, Inc. and David Wilstein and Susan Wilstein, as Trustees of the Century Trust (incorporated by reference to our current report on Form 8-K filed with the SEC on February 2, 2007)

10.29
Form of Warrant dated January 29, 2007 issued to Century Trust to purchase 12,000 shares of our common stock at $2.00 per share, expiring January 29, 2012 (incorporated by reference to Exhibit C to Exhibit 10.4 to our current report on Form 8-K filed with the SEC on February 2, 2007)

10.30
Form of Warrant dated September 8, 2006 issued to Steven J. Caspi to purchase up to $312,500 of shares of our common stock (consisting of 250,000 shares of our common stock at $1.25 per share, or a combination of shares of our common stock and shares of common stock of our subsidiary, SurgiCount Medical, Inc.), expiring September 8, 2011 (incorporated by reference to our amended current report on Form 8-K/A filed with the SEC on March 1, 2007)

10.31
Form of SurgiCount Medical, Inc. Warrant dated September 8, 2006 issued to Steven J. Caspi to purchase up to $312,500 in shares of common stock of SurgiCount Medical, Inc. (or 250,000 shares of our common stock at $1.25 per share), expiring September 8, 2011 (incorporated by reference to our amended current report on Form 8-K/A filed with the SEC on March 1, 2007)

10.32
Form of Warrant dated November 3, 2006 issued to Charles J. Kalina III to purchase 100,000 shares of our common stock at $1.25 per share, expiring November 3, 2011 (incorporated by reference to our annual report on Form 10-K filed with the SEC on May 16, 2007)

10.33
Form of Warrant dated July 12, 2006 issued to Charles J. Kalina III to purchase 85,000 shares of our common stock at $2.69 per share, expiring July 11, 2011 (incorporated by reference to our current report on Form 8-K filed with the SEC on July 14, 2006)

10.34
Warrant dated June 6, 2006 issued to Alan E. Morelli to purchase 401,460 shares of our common stock at $3.04 per share, expiring June 6, 2011 (incorporated by reference to our current report on Form 8-K filed with the SEC on June 9, 2006)

10.35
Form of non-callable Warrant dated April 22, 2005 issued to James Colen to purchase 10,000 shares of our common stock at $6.05 per share, expiring April 22, 2010 (incorporated by reference to our current report on Form 8-K filed with the SEC on April 26, 2005)

10.36
Form of callable Warrant dated April 22, 2005 issued to James Colen to purchase 10,000 shares of our common stock at $6.05 per share, expiring April 22, 2010 (incorporated by reference to our current report on Form 8-K filed with the SEC on April 26, 2005)

10.37	Lease for 43460 Ridge Park Drive, Temecula, California (incorporated by reference to our annual report on Form 10-K filed with the SEC on March 31, 2010)

10.38	Sublease for 5 Caufield Place, Suite 102, Newtown, Pennsylvania (incorporated by reference to our current report on Form 8-K filed with the SEC on January 7, 2010)

10.39**	2005 Stock Option Plan (incorporated by reference to Appendix A to our definitive proxy statement on Schedule 14A filed with the SEC on March 2, 2005)

10.40**	2009 Stock Option Plan (incorporated by reference to Appendix B to our definitive proxy statement on Schedule 14A filed with the SEC on July 13, 2009)

10.41**	Form of Stock Option Agreement (incorporated by reference to our registration statement on Form S-8 filed with the SEC on February 16, 2010)

10.42**	Employment Agreement dated May 7, 2009 between Patient Safety Technologies Inc. and Steven H. Kane (incorporated by reference to our quarterly report on Form 10-Q filed with the SEC on May 20, 2009)

10.43**
Employment Agreement dated effective as of November 24, 2009 between Patient Safety Technologies Inc. and Marc L. Rose (incorporated by reference to our current report on Form 8-K filed with the SEC on December 1, 2009)

10.44**
Employment Agreement dated January 5, 2009 between Patient Safety Technologies, Inc. and David I. Bruce (incorporated by reference to our annual report on Form 10-K filed with the SEC on April 16, 2009)

10.45**
Separation Agreement and General Release dated May 6, 2009 between Patient Safety Technologies, Inc. and David Bruce (incorporated by reference to our quarterly report on Form 10-Q filed with the SEC on May 20, 2009)

10.46**
Executive Services Agreement dated July 11, 2008 between Patient Safety Technologies, Inc. and Tatum, LLC for the services of Mary A. Lay (incorporated by reference to our annual report on Form 10-K filed with the SEC on April 16, 2009)

10.47**
Employment Agreement dated January 5, 2009 between Patient Safety Technologies, Inc. and Brian Stewart (incorporated by reference to our amended annual report on Form 10-K/A filed with the SEC on July 13, 2009)

10.48**
Form of Indemnification Agreement with Directors and Executive Officers dated effective June 1, 2010 (with then current directors and executive officers) and dated effective June 24, 2010 and October 22, 2010 with each of Messrs. Stewart and Dreyer (incorporated by reference to our current report on Form 8-K filed with the SEC on June 6, 2010)

10.49	Convertible Preferred Stock Purchase Agreement (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.50	Registration Rights Agreement (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.51	Separation and Release Agreement with Messrs. Chase, McFarland, Hitchock and Bauer (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.52	Separation and Release Agreement with Steven H. Kane (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.53	Amendment to Employment Agreement with Marc L. Rose (incorporated by reference to our current report on Form 8-K filed with the SEC on June 29, 2010)

10.54	Employment Agreement with John A. Hamilton (incorporated by reference to our current report on Form 8-K filed with the SEC on August 9, 2010)

10.55	Tax Escrow Agreement (incorporated by reference to our current report on Quarterly Report on Form 10-Q filed with the SEC on August 16, 2010)

10.56	Employment Agreement with David Dreyer (incorporated by reference to our current report on Form 8-K filed with the SEC on October 28, 2010)

10.57	Employment Agreement with Brian E. Stewart (incorporated by reference to our current report on Form 8-K filed with the SEC on November 18, 2010)

10.58	Office Building Lease dated September 15, 2010 (incorporated by reference to our current report on Form 8-K filed with the SEC on September 20, 2010)

10.59	Sub-Lease Agreement dated as of November 18, 2010 (incorporated by reference to our current report on Form 8-K filed with the SEC on November 30, 2010)

10.60	Settlement Agreement (incorporated by reference to our current report on Form 8-K filed with the SEC on January 3, 2011)

10.61**	2009 Stock Option Plan Stock Option Agreement, grant date November 15, 2010 — Brian Stewart*

10.62**	Non Plan Stock Option Agreement, grant date November 15, 2010 — Brian Stewart*

10.63**	2009 Stock Option Plan Stock Option Agreement, grant date October 22, 2010 — David Dreyer*

10.64**	Non Plan Stock Option Agreement, grant date October 22, 2010 — David Dreyer*

10.65	Common Stock Purchase Agreement, dated March 28, 2011 (incorporated by reference to our current report on Form 8-K filed with the SEC on March 31, 2011)

10.66	Amended and Restated Registration Rights Agreement, dated March 28, 2011 (incorporated by reference to our current report on Form 8-K filed with the SEC on March 31, 2011)

10.67	Office building lease dated January 27, 2011 (incorporated by reference to our annual report on Form 10-K filed with the SEC on March 26, 2012)

10.68	Office building lease dated December 5, 2011 (incorporated by reference to our annual report on Form 10-K filed with the SEC on March 26, 2012)

10.69	Second Amendment to the Supply and Distribution Agreement, dated January 31, 2013 between Cardinal Health 200, LLC and Patient Safety Technologies, Inc.***

14.1	Code of Business Conduct and Ethics (incorporated by reference to our amended annual report on Form 10-K/A filed with the SEC on July 13, 2009)

21.1	Subsidiary of the company (incorporated by reference to our annual report on Form 10-K filed with the SEC on March 31, 2010)

23.1*	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP

23.2†	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)

24.1†	Powers of Attorney

†	Previously filed.

*	Filed herewith.

**	Management or compensatory plan or arrangement.

***	Confidential treatment requested for certain confidential portions of this exhibit. These confidential portions have been omitted from this exhibit and filed separately with the Commission.

****	Confidential treatment requested and received as to certain portions.